UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Santa Fe Petroleum, Inc.
(Exact Name of the Registrant as Specified in its Charter)
Delaware	20-8295316
(State or Other Jurisdiction of	IRS Employer
Incorporation or Organization)	(Identification No.)
1333 West McDermott Drive, Suite 200, Allen, TX 75013
(Address of Principal Executive Offices and Zip Code)
(214) 213-2046
(Registrant’s Telephone Number, Including Area Code)

Securities to be registered under Section 12(b) of the Act:

None

Securities to be registered under Section 12(g) of the Act:

Common Stock, Par Value $0.0001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☑

As used herein, references to the “Company”, “we”, “our” or “us” refer to the registrant unless the context otherwise indicates.

Item 1. Business.

Background

We were incorporated in Delaware under the name of Baby All Corp. on November 30, 2010, and on December 13, 2010, we entered into an agreement to acquire a patented infant medicine dispenser. This technology was designed to provide an additional way in which infants are given medicine and potentially liquid vitamins and other liquids in small quantities.

On January 9, 2012, the United States Securities and Exchange Commission declared effective a registration statement on Form S-1 in which we registered 2,500,000 shares of Common Stock to be sold for $0.03 per share. The shares were self-underwritten, and we sold all of the shares. Following the completion of the offering, the Company effected, on April 13, 2012, a 2.4 for one forward stock split.

The Company’s business plan was to seek third party entities interested in licensing the rights to manufacture and market the patent design of the infant medicine dispenser, an endeavor in which we did not succeed. The Company’s funds were otherwise insufficient to develop or commercialize the product, build or test a prototype, or determine its reliability or cost effectiveness. As a result, we were not able to commence operations under the infant medicine dispenser business plan.

On May 10, 2012, we entered into a Share Exchange Agreement (the “Exchange Agreement ”), with Santa Fe Operating, Inc., a Delaware corporation engaged in the exploration and production of oil and gas (“ SFO ”) to acquire 100% of the issued and outstanding common stock of SFO (the “SFO Stock”). Pursuant to the Exchange Agreement, each SFO Shareholder was issued one share of Common Stock in exchange for each of such holder’s shares of SFO Stock. As a result, (i) we issued an aggregate of 33,478,261 shares of our Common Stock to the holders of SFO Common Stock; (ii) we issued warrants to purchase an aggregate of 6,764,856 shares of Common Stock to the SFO Shareholders, at an exercise price of $0.50 per share; and (iii) SFO became our wholly-owned subsidiary.

Pursuant to the terms of the Exchange Agreement, the acquisition closed on May 20, 2012, and in connection with the Exchange Agreement, we changed the name of the Corporation from Baby All Corp. to Santa Fe Petroleum, Inc.

Santa Fe Operating, Inc.

The Company has not conducted or had conducted on its behalf any reserve study.

At the time of the acquisition of SFO, SFO owned a 75% net revenue and a 100% working interest on 76 acres in Comanche County, Texas, designated the Barnett Cody #1. SFO acquired its interest in 2009 and in October 2012 drilled a well to the Ellenberger formation. Though producing gas but little oil, the well generated excessive amounts of water, and the Company did not have access to a water disposal well nor the resources to develop one. The project did not appear to be commercial, and other projects appeared to provide better opportunities and returns. Despite having extended the original lease term two years, the Company abandoned the prospect at the end of 2013.

In February 2013, the Company acquired from Long Branch Petroleum, LLC a Texas Limited Liability Company (“Long Branch”) 100% working interest and an 87.5% net revenue interest on approximately 1600 acres in Brown and Comanche counties, Texas. Long Branch is wholly owned by the Company’s then Chief Executive Officer, Tom Griffin. We had entered into certain “Lease Acquisition Agreements” with this and another entity controlled by Tom Griffin, including Long Branch. We had guaranteed the obligations of these entities which would acquire properties from funds received from investors in these Griffin affiliated entities, these investors being assured a 50% return on the investment. This arrangement was entered immediately prior to the acquisition of SFO by the Company, and Long Branch had sold to five individuals or entities shares of SFO in addition utilizing the funds from these investors to acquire said Comanche/Brown County leases. For the acquisition of these leases, we issued $444,148 convertible promissory notes, convertible at $0.25 per share. In a separate agreement with these investors, we granted each a 2% net revenue interest in the properties. Simultaneously, we ended all obligations with entities affiliated with Mr. Griffin for the purchase of oil and gas properties.

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The Company, again lacking resources to develop these properties, let the leases lapse in early 2014 after the expiration of the two year primary term of the leases.

Of the notes totaling $444,148 issued by the Company to acquire the Comanche/Brown leases, $244,148 principal amount was issued to Mr. Griffin. Mr. Griffin released the Company from that obligation at the end of 2014.

In May through October 2013 we acquired a 2.8% working interest, a 2.1% net revenue interest in a producing well in Hopkins County, Texas, a well we designate as the Hopkins #1. The lease for the Hopkins #1 is held by production, and the operator of this lease is Textron Southwest, LLC, an affiliate of Mr. Griffin. We issued 960,002 shares of common stock to five individuals or entities for the interests. In 2014 we averaged approximately $1300.00 net revenue per month from this interest.

In September 2013 we acquired, with funding from a third party, a 100% working interest in 320 acres in Jack County, Texas, the lease expiring in September 2015 unless held by production. A dispute with the third party arose regarding the funding arrangement which was settled with the transfer of the interest to the third party, the Company retaining a one percent overriding royalty interest. The Company had granted, in connection with a $20,000 investment in the Company, a $0.13334% overriding royalty interest in addition to issuing 20,000 shares of stock to that individual. Part of the agreement with that individual requires that the Company pay the individual $20,000 plus 5% per annum if a well is not drilled on the property prior to September 25, 2015. This amount is recorded as a note, and to date such well has not been drilled.

In April 2015 we acquired a 19.58% Working Interest, a 15.9% Net Revenue Interest, on leases with seven potential productive zones located on 160 acres in Hughes County, Oklahoma, a well we designate as the Lester #1 -2H. The operator on this lease is Transpro Energy, LLC. The primary term of the lease is for three years which we anticipate being held by production prior to the expiration of the primary lease term. One well was drilled on this lease in October, 2015, and as of October 30 had not yet been completed. The seven formations begin around a depth of 3,000 feet and extend to approximately 4,400 feet. Our primary goal, however, is a formation located at a depth of approximately 3,400 feet. We do not anticipate any horizontal drilling on this prospect.

The prospect in Hughes county, which we designate as the Villines #1, is located on 160 acres on which a well can be drilled on each 40 acres, a single well holding the entire 160 acre tract. The operator on this lease is Basis Resources, LLC. The primary term of the lease is for three years which we anticipate being held by production prior to the expiration of the primary lease term. We believe that at least one other well can be drilled, depending on the success of the first well, and would probably be drilled in the first five to six months of 2016.

In July 2015 we acquired a 25% Working Interest, a 20% Net Revenue Interest in a lease located on 320 acres in Pottawatomie County, Oklahoma. We anticipate drilling on this well in September 2015, prior to drilling on the Villines #1. We believe that three wells can be drilled, depending on the success of the first well, which would probably be drilled in the first six months of 2016.

Production and Operating Statistics

The following table presents certain information with respect to our production and operating data for the periods presented:

	Year Ended December 31,
	2014	2013	2012
Oil
Production (bbls)	336	406	—
Revenue	$27,566	$23,102	—
Average production per day (bbls)*	0.92	1.11	—
Average sales price per bbl	$52	$56.35	—
Production costs **	$9,996	$8,746	—
Average production costs	$29.73	$21.56	—

* Average production is based on a 365 day year

** Production costs, exclusive of work-over costs, are costs incurred to operate and maintain wells and equipment and to pay production taxes.

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Productive Wells and Acreage

The following table sets forth our interest in undeveloped acreage, developed acreage and productive wells in which we own a working interest as of December 31, 2014. Gross represents the total number of acres or wells in which we own a working interest. Net represents our proportionate working interest resulting from our ownership in the gross acres or wells. Productive wells are wells in which we have a working interest and that are producing and wells capable of producing oil or natural gas or both.

	Productive Wells		Developed Acres		Undeveloped Acres
Area	Gross	Net	Gross	Net	Gross	Net
Hopkins Spindletop #1	2.8	2.1	80	1.68	—	—
Lester #1-2H			—	—	320	50.88
Villines #1	—	—	—	—	320	31.33
Pottawatomie	—	—	—	—	320	80

Drilling Activity

The following table sets forth the number of completed gross exploratory and gross development wells drilled by us. The number of wells drilled refers to the number of wells commenced at any time during the respective year. Productive wells are producing wells and wells capable of production.

Gross
	Exploratory			Development
	Productive	Dry	Total	Productive	Dry	Total
Year ended December 31, 2014	—	—	—	—	—	—
Year ended December 31, 2013	—	—	—	—	—	—
Year ended December 31, 2012	—	1	1	—	—	—
Net
	Exploratory			Development
	Productive	Dry	Total	Productive	Dry	Total
Year ended December 31, 2014	—	—	—	—	—	—
Year ended December 31, 2013	—	—	—	—	—	—
Year ended December 31, 2012	—	0.75	0.75	—	—	—

We have a minority interest in all interests in our leases. We are not the operator on any wells drilled or being by us and we do not presently anticipate or plan to become an operator. The Company presently does not have employees to conduct our business, operations of the business being conducted by our three directors, Messrs. Karnes, Wachendorfer, and Shape, and presently have no others to conduct our operations.

Business Strategy

Our goal over the next 24 months is to build production to our interest to 100 to 200 barrels of oil per day. While we will pursue the development of oil and gas properties, our emphasis will be on the drilling for oil in formations less than 5,000 deep that do not require horizontal drilling and that offset or extend producing wells. We anticipate that our early efforts will be for one or two wells and could involve purchasing existing producing wells whose production could be improved with modest investment.

While our goal over the next 24 months it to build production to our interest to 100 to 200 barrels of oil per day, our immediate goal is to develop the existing properties such that cash flows will successfully fund day to day operations, estimated at approximately $30,000 per month. We believe that, at $45.00 per barrel, production to our interest of approximately 25 to 30 barrels of oil per day will achieve that goal.

As of October 9, 2015, we have drilled the Lester #1-2H to a depth of 4,600 and believe that two zones could be commercial. As of that date, we have not determined which of the two zones to attempt to complete. Until a well is completed, however, there can be no assurance that such well will be completed, and, in any event, we believe it is too early to judge the production capacity of the well. We have the resources to complete this well.

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Our plans are to commence drilling on the Villines #1 in December 2015 or January 2016 We currently expect to develop the Pottawatomie prospect by the end of this year. We believe that the Villines #1 and the Pottawatomie will each require from us approximately $120,000 to drill and complete, funds we not currently possess. Without further funding, we will be unable to commence development of these prospects, however.

Regardless of the production from the Lester #1 – 2H or the success of drilling on the Villines #1 or Pottawatomie prospect, we will require additional capital to either stabilize our operations or to acquire and develop additional prospects. We plan to continue to use debt financing for the rest of the year, continuing such funding in 2016. We will, however, also commence drilling programs either in late 2015 and more extensively in 2016.

We believe that pursuing smaller projects for the next 18 to 24 months can be achieved with modest and available financing, principally financing through debt. In the first half of 2015 we secured $400,000 in year debt with 8% annual simple interest. The notes mature from one to three years from date of issuance. This debt should allow us to complete the initial well in Hughes County and pursue another nearby if the opportunity presents itself. We are currently conducting and gathering modest geological data to determine if should seek to extend our existing prospect in Hughes county. If financing permits during the next 24 months, we may engage in drilling programs to develop larger prospects.

Competition

We compete with other companies for financing and for the acquisition of new oil and gas properties. Many of the oil and gas exploration companies with which we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of oil and gas properties of merit, on exploration of their properties, and on development of their properties. In addition, they may be able to afford more geological and other technical expertise in the targeting and exploration of oil and gas properties. This competition could result in competitors having properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could have an adverse impact on our ability to achieve the financing necessary for us to conduct further exploration of our acquired properties.

We will also compete with other smaller oil and gas exploration companies for financing from a limited number of investors that are prepared to make investments in junior oil and gas exploration companies. The presence of competing smaller oil and as exploration companies may have an adverse impact on our ability to raise additional capital to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the oil and gas properties under investigation and the price of the investment offered to investors.

We also compete with other oil and gas companies for available resources, including, but not limited to, professional exploration and production, geological and engineering personnel services and supplies, for the drilling completion and production of hydrocarbon resources.

Intellectual Property

We do not own any copyrights, patents, or trademarks. We own the Internet domain name www.santafepetroleum.com. Under current domain name registration practices, no one else can obtain an identical domain name, but someone might obtain a similar name, or the identical name with a different suffix, such as “.org”, or with a country designation. The regulation of domain names in the United States and in foreign countries is subject to change, and we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our domain names. During each of the last two fiscal years, we had no expenditures on research and development activities.

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Governmental Regulation

Our oil and gas operations are subject to various federal, state, and local governmental regulations. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, pooling of properties, and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity to conserve supplies of oil and gas. The production, handling, storage, transportation, and disposal of oil and gas, by-products thereof, and other substances and materials produced or used in connection with oil and gas operations are also subject to regulation under federal, state, and local laws and regulations relating primarily to the protection of human health and the environment. State and local laws and regulations may affect the prices at which royalty owners are paid for their leases by requiring more stringent disclosure and certification requirements, adjusting interest rates for late payments, raising legal and administrative costs and imposing more costly default contractual terms. The requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases, or emissions of various substances produced in association with oil and gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned, and reclaimed to the satisfaction of the applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability, and potentially increased capital expenditures and operating costs. The discharge of oil or gas or other pollutants into the air, soil, or water may give rise to liabilities to governments and third parties and may require us to incur costs to remedy such discharge. We cannot assure you that environmental laws will not result in a curtailment of production or a material increase in the costs of production, development, or exploration activities or otherwise adversely affect our financial condition, results of operations, or prospects. We could incur significant liability for damages, clean-up costs, and penalties in the event of discharges into the environment, environmental damage caused by us or previous owners of our property, or non-compliance with environmental laws or regulations. In addition to actions brought by governmental agencies, we could face actions brought by private parties or citizens groups. Any of the foregoing could have a material adverse effect on our financial results.

Failure to comply with environmental laws could result in fines or penalties being owed to third parties or governmental entities, the payment of which could have a material adverse effect on our financial condition or results of operations. The Company believes that through its affiliate entities, it has all required permits, licenses, approvals and other authorizations that are necessary or required as of the date hereof.

Employees

We currently have no employees. Our officers and other personnel currently provide their services pursuant to engagement agreements. Until the scope of our operations warrants otherwise, we plan to outsource independent consultant engineers and geologists on a part time basis to conduct our operations.

Facilities

Our executive offices are located at 1333 West McDermott Drive, Suite 200, Allen, Texas 75013, where we occupy approximately 1,000 square feet of office space. We pay approximately $1,200 per month to lease this office space from an unaffiliated third party. The term of our lease is month-to-month. We believe that our current office space and facilities will have to be expanded in the near future to meet our growth plans.

Emerging Growth Company

We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this registration statement and future filings

As a company with less than $1.0 billion in revenue during our most recently completed fiscal year, we qualify as an "emerging growth company" as defined in Section 2(a) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

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Reduced disclosure about our executive compensation arrangements;
No non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;
Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and Reduced disclosure of financial information in this registration statement, including two years of audited financial information and two years of selected financial information.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company.

We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues as of the end of a fiscal year, if we are deemed to be a large-accelerated filer under the rules of the Securities and Exchange Commission, or if we issue more than $1.0 billion of non-convertible debt over a three-year-period.

The JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to "opt out" of this provision.

Item 1A. Risk Factors

As a smaller reporting company, we are not required to provide the information required by this item.

Item 2. Financial Information.

Management’s discussion and analysis of financial condition and results of operation.

This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like “believe”, “expect”, “estimate”, “anticipate”, “intend”, “project” and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions or expectations.

General

The oil and gas industry is capital intensive. A well successfully completed will usually experience significant immediate decline in production in the early days and weeks after production commences. This decline in production continues after the first decline but generally at not as great a rate. The Company, to expand and to offset declining production, must successfully drill additional wells to replace this declining production.

The cost to drill and complete a well varies. A shallower well costs less to drill and complete than a deeper well. A well that requires horizontal drilling costs more than a well that does not require horizontal drilling to complete. For the foreseeable future, we plan to drill only vertical wells at relative shallow depths, depths less than 5,000 feet, and wells that do not require horizontal drilling to complete.

We also intend to drill wells with other participants so that the cost to drill a well is shared. This sharing may take the form of simply participating with other owners of working interests or sponsor drilling programs in which we partner with investors to drill a well.

Results of Operations – 2013 compared to 2014

The Company’s loss in 2014 declined to approximately $17,000 from almost $3,000,000 in 2013. Revenues from the production of hydrocarbons were roughly equal in both years, $23,100 in 2013 and $28,000 in 2014, all of the revenue from production in both years coming from the Hopkins Spindletop # 1. In 2014 the Company had additional revenue of approximately $22,500 from the sale of a lease.

The Company’s expenses declined significantly in 2014 from 2013. The Company incurred dry hole expense of approximately $1,230,000 in 2013 and none in 2014, the dry hole expense related to expenses incurred in drilling and ultimately abandoning the Barnett Cody # 1.

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The Company also incurred significant compensation and consulting expenses in 2013 that were not incurred in 2014. Of the approximately $800,000 in compensation incurred in 2013, the majority, approximately $545,000, was paid through the issuance of stock and related to settlement for services rendered by an executive in 2012. In addition, the Company accrued $255,000 for compensation for an accountant and the Company’s Chief Executive Officer. At the end of 2014, the Company’s Chief Executive forgave all indebtedness owed to him by the Company resulting in no compensation expense being incurred in 2014. In addition, the Company incurred almost $375,000 in consulting fees largely related to financial consulting services and financial public relations, expenses not incurred in 2014. Professional expenses declined in 2014 from 2013 because the Company’s reporting obligations pursuant to SEC regulations decreased in 2014 from 2013.

The Company’s derivative expense declined from almost $100,000 in 2013 to approximately $7,000 in 2014 because Company issued a convertible note in early 2013, a note that was convertible at a discount to the market value of the Company’s stock. At the end of 2014, $9,133 principal amount of that note remained outstanding but was discharged in early 2015. Because this note was convertible at below market price, the difference between the conversion price and the market price is accounted for as interest, and, consequently, the Company’s interest expense was approximately $260,000 in 2013 compared to $2,000 in 2014.

Results of Operations – Six months ended June 2015 compared to six months ended June 2014

We incurred a net loss of almost $290,000 for the six months ended June 30, 2015, compared to a net loss of approximately $6,100 for the six month period ended June 30, 2014. The oil and gas revenues in 2015 declined by approximately 62% when compared to 2014 revenues. The decline was the result of a 23% decline in oil produced and a 51% decline in the sale price per barrel in 2015. In 2015 we incurred significant personnel expenses for those restructuring the Company as well as significant professional costs, that is, legal and accounting costs, in preparing the Company to become a reporting company under the Securities Exchange Act of 1934. Professional expenses and compensation expenses totaled almost $220,000 of the approximately $293,000 2015 expenses. In addition, we incurred $62,600 in interest expenses largely related to shares issued to four individuals who purchased $400,000 of 8% notes and also received shares in connection with the purchase of the notes.

Liquidity and Capital Resources

Our current revenues are insufficient to support our modest operations and unless we are sufficiently successful in developing our current prospects, the likelihood of stabilizing our operations are unlikely. Our auditor has rendered a “going concern” opinion by which it expresses doubt about our ability to continue in business without improving our liquidity. With respect to our plans to improve our liquidity and achieve sustainable cash flow, see Item 1. Business. Business Strategy.

In addition, our operations will have to grow to permit servicing of existing debt and debt, anticipated to increase by at least $300,000 by the end of 2015. In the first six months of 2015, the Company raised approximately $450,000, the majority, $400,020, coming from four investors purchasing notes having 8% simple interest, with maturities ranging from one to three years, the earliest maturities, totaling $100,000, coming in February and March 2016.

In 2014 we assumed debt now totaling $200,000 that is in default. We have not initiated negotiations to restructure or settle the debt.

In the first six months of 2015, the Company focused on renegotiating existing debt and payables, formally becoming a reporting company under the Securities Exchange Act of 1934, and acquiring prospects for development, eventually acquiring two prospects, the Lester, which will be drilled in September 2015, and the Villines that we anticipate being drilled soon thereafter. We believe that our current cash reserves are adequate to drill and complete these wells.

Over the next 18 months, we do not plan to increase significantly the number of Company employees or consultants though our expense in being or becoming a reporting company will continue. We may add a person whose background is in the oil and gas industry and an accounting professional. Though the funding that occurred in 2015 funded day to day expenses as well as anticipated drilling and completion costs on the Lester and Villines prospects, our plan is for these initial prospects and others we bring develop in the next several months to fund current day to day operations as soon as possible. We do not anticipate that during the ensuing 18 months such prospects will contribute sufficient cash to develop additional prospects.

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We plan to develop additional prospects by selling securities which, we believe, will be through debt and drilling funds, funds that acquire working interests in which we receive a carried interest.

Summary of Significant Accounting Policies

Use of Estimates

Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Actual results and outcomes may differ from management’s estimates and assumptions. Estimates are used when accounting for stock-based transactions, account payables and accrued expenses and taxes, among other matters.

Basis of Presentation

The audited consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiary and have been prepared in accordance with generally accepted accounting principles in the United States. All significant intercompany transactions and account balances have been eliminated in consolidation.

Cash and Cash Equivalents

Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased. As of December 31, 2014 there were no cash equivalents.

Advertising Costs

The Company expenses advertising costs as these are incurred. There were no advertising costs in 2013 or 2014.

Revenue Recognition

Oil and gas revenues are recognized when oil and gas is produced and sold.

Development Stage Company

The Company adopted the provisions of FASB Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915) (“the Update”) in these consolidated financial statements. The Update removes the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities from US GAAP. In addition, the Update eliminates the requirements for development stage entities to: (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. For public business entities, the amendment is effective for annual reporting periods beginning after December 15, 2014. The requirements of this pronouncement did not have a material effect on the financial statements.

Oil and Gas Properties

The Company uses the successful efforts method of accounting for oil and natural gas producing activities, as further defined under ASC 932, Extractive Activities - Oil and Natural Gas. Under these provisions, costs to acquire mineral interests in oil and natural gas properties, to drill exploratory wells that find proved reserves, and to drill and equip development wells are capitalized.

Exploratory drilling costs are capitalized when incurred pending the determination of whether a well has found proved reserves. A determination of whether a well has found proved reserves is made shortly after drilling is completed. The determination is based on a process that relies on interpretations of available geologic, geophysic, and engineering data. If a well is determined to be successful, the capitalized drilling costs will be reclassified as part of the cost of the well. Capitalized costs of producing oil and natural gas interests are depleted on a unit-of-production basis.

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If a well is determined to be unsuccessful, the capitalized drilling costs will be charged to expense in the period the determination is made. If a determination cannot be made as to whether the reserves that have been found can be classified as proved, the cost of drilling the exploratory well is not carried as an asset for more than one year following completion of drilling. If, after that year has passed, a determination that proved reserves exist cannot be made, the well is assumed to be impaired and its costs are charged to expense. Its cost can, however, continue to be capitalized if a sufficient quantity of reserves is discovered in the well to justify its completion as a producing well and the entity is making sufficient progress assessing the reserves and the economic and operating viability of the project.

Impairment of Long-Lived Assets

The Company accounts for the impairment of long-lived assets in accordance with ASC 360-10, Property, Plant and Equipment, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. Recoverability of the asset is measured by comparison of its carrying amount to the undiscounted cash flow that the asset or asset group is expected to generate. If such assets or asset groups are considered to be impaired, the loss recognized is the amount by which the carrying amount of the property, if any, exceeds its fair market value.

Concentration of Credit Risk and Fair Value of Financial Instruments

The Company maintains cash balances at financial institutions, which at times exceed federally insured amounts. The Company has not experienced any material losses in such accounts.

The carrying amount of cash and cash equivalents, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these instruments.

Income Taxes

Income taxes are accounted for under the asset and liability method of ASC 740, Income Taxes. Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Effective May 11, 2011, with the commencement of operations, the Company adopted provisions of ASC 740, Sections 25 through 60, Accounting for Uncertainties in Income Taxes. These sections provide detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements. Tax positions must meet a “more-likely-than-not” recognition threshold at the effective date to be recognized upon the adoption of ASC 740 and in subsequent periods. Upon the adoption of ASC 740, the Company had no unrecognized tax benefits. For the year ended December 31, 2013, no adjustments were recognized for uncertain tax benefits. The Company’s tax year for 2013 and the tax year for 2014 are subject to audit.

Stock-Based Compensation

The Company adopted ASC 718, Compensation - Share Based Compensation, as of May 11, 2011. This statement requires the recognition of compensation expense measured at fair value when the Company obtains employee services in stock-based payment transactions.

Net Income (loss) per Common Share

The Company computes earnings (loss) per share in accordance with ASC 260-10, Earnings Per Share. ASC 260-10 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the statement of operations. Basic EPS is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive. No potential dilutive common shares are included in the computation of any diluted per share amount when a loss is reported.

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Accordingly, we did not include potentially dilutive warrants at December 31, 2013 and 2014, respectively.

Legal Costs and Contingencies

In the normal course of business, the Company incurs costs to retain external legal counsel to advise it on regulatory, litigation and other matters. The Company expenses these costs as the related services are received. If a loss is considered probable and the amount can be reasonable estimated, the Company recognizes an expense for the estimated loss. If we have the potential to recover a portion of the estimated loss from a third party, the Company makes a separate assessment of recoverability and reduces the estimated loss if recovery is also deemed probable.

Fair Value Estimates

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements”.  The objective of SFAS 157 (ASC 820) is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 (ASC 820) defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 (ASC 820) applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements.

The Company measures its options and warrants at fair value in accordance with SFAS 157 (ASC 820). SFAS 157 (ASC 820) specifies a valuation hierarchy based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s own assumptions. These two types of inputs have created the following fair value hierarchy:

•	Level 1 - Quoted prices for identical instruments in active markets;
•	Level 2 - Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and
•	Level 3 - Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the Company to minimize the use of unobservable inputs and to use observable market data, if available, when estimating fair value. The fair value of the stock based compensation at December 31, 2013 and 2014, were as follows:

	Quoted Prices In Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

Year Ended December 31, 2013
Stock Based Services and Interest	$—	$1,137,984	$—	$1,137,984
Derivative Liability		$50,598	$—	$50,598
Year Ended December 31, 2014
Derivative Liability		$26,053	—	26,053
Stock Based Services	$—	$17,170	$—	$17,170

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Recent Accounting Pronouncements

No recent accounting pronouncements or other authoritative guidance have been issued that management considers likely to have a material impact on our consolidated financial statements.

Item 3. Properties

We have described our properties, acreage, wells, production and drilling activity in Part I, Item 1. “Business” of this Form 10.

Item 4 Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth as of September 30, 2015 the number and percentage of the outstanding shares of common stock, which according to the information available to the Company, were beneficially owned by (i) each person known to the Company to own more than five percent of any class of the Company’s voting securities, (ii) each person who is currently a director, (iii) each executive officer, and (iv) all current directors and executive officers as a group. Except as listed in the table below, to the knowledge of the Company, no person is the beneficial owner of five percent or more of the outstanding common stock other than as stated for them herein. Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of	Number of	Percent of
Beneficial Owner	Common Shares	Class (1)

Edward R. Wachendorfer(1)
1333 West McDermott Drive, Suite 200
Allen, TX 75013	21,914,603	16.7%

Carl Vincent Karnes(1)
1333 West McDermott Drive, Suite 200
Allen, TX 75013	17,750,000	13.6

Long Branch Petroleum, LLC
4011 West Plano Parkway, Suite 126
Plano, TX 75093	20,497,405	15.7

Calvin N. Sharpe, III
P.O. Box 928
Seminole, OK 74818	14,337,306	11.5

Trimerica Corporation
4011 West Plano Parkway, Suite 126
Plano, TX 75093	7,700,000	5.9

All executive officers, beneficial owners,
and directors as a group	82,899,814	63.4

(1) As of September 30, 2015, there were 115,981,997 shares of Common Stock issued and outstanding. This amount excludes 750,000 shares per month that are to be issued to each of Messrs. Karnes and Wachendorfer and 600,000 shares per month that are to be issued to Mr. Sharpe for services to the Company commencing in March 2015, shares that have not as of September 30, 2015, been issued. The value of these shares is $0.005 per share, the value of the Company’s stock price in March of this year. The percentages in the table are based on the assumption that such additional 750,000 and 600,000 shares per month commencing March 2015 have, in fact, been issued for services rendered through September 2015. Thus the number of shares deemed to be outstanding for purposes of this table are 130,681,997, an increase of 14,700,000 to reflect the 5,250,000 shares to which Messrs. Karnes and Wachendorfer and 4,200,000 shares to which Mr. Sharpe are entitled for seven months of services commencing March 2015.

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Change of Control

In January 2015, Messrs. Wachendorfer and Karnes agreed to become the Company’s Chairman of the Board of Directors and Chief Executive Officer, respectively. As part of that agreement, Mr. Griffin, the Company’s then Chief Executive Officer, agreed to transfer to each 12,500,000 shares of the Company’s common stock. In addition, the Company has agreed to issue an aggregate of 15,000,000 shares of the Company’s common stock for services to be rendered to the Company in 2015 by Messrs. Wachendorfer and Karnes. As a result of these transactions, the number of shares owned by Messrs. Wachendorfer and Karnes in the aggregate exceeded that owned by Mr. Griffin.

Item 5. Directors and Executive Officers.

The following table sets forth the names, ages, and positions with the Company for each of the directors and officers as of September 30, 2015.

Name Age Position Since

Name	Age	Position	Since

Edward R. Wachendorfer(1)	53	Director, Chairman of Board, President, Chief Executive Officer	Jan 2015

Carl Vincent Karnes(1)	54	Director, Vice President, Business Development	Jan 2015

Calvin N. Sharpe, III(1)	53	Director, Chief Operating Officer	Oct 2015

(1) Messrs Wachendorfer and Karnes were appointed to serve as Chairman of the Board and Chief Executive Officer, respectively, in January 2015. In October 2015, Mr. Wachendorfer became the Company’s President and Chief Executive Officer, Mr. Karnes became Vice President, Business Development and Mr. Sharpe was appointed a director and Chief Operating Officer.

Mr. Wachendorfer has practiced law in Texas since 1988, focusing on oil and gas, commercial transactions and commercial litigation. In September 2009 he formed Axar Energy Group, Inc. to engage in oil and gas exploration. In June 2010 he became a director and Vice President of that enterprise and in August 2011 became its President. In July 2010, Mr. Wachendorfer formed Rockbridge Energy Company which invests in oil and gas royalties. Mr. Wachendorfer has been that enterprises’s director and president since its formation. In addition to his duties with the Company, Mr. Wachendorfer remains involved in Axar Energy Group, In., Rockbridge Energy Company, and his legal practice. From Mr. Wachendorfer’s experience in his own entities operating in the oil and gas industries as well as his contacts, he contributes a by developing prospects and overseeing our operations.

In July 2008 Mr. Wachendorfer formed Orphan Angel International Foundation, a charitable organization providing orphan relief and assisting the adoption of children in the Ukraine. Mr. Wachendorfer received his BBA from the University of Oklahoma, his JD degree from Pepperdine University and was awarded an LLM in taxation from Southern Methodist University.

Mr. Karnes has been a managing partner in the private equity firm B4 Ventures since 1999. B4 Ventures manages private holdings for its limited partners. Mr. Karnes also holds a real estate license in the State of Texas and since 2004 has acted as a real estate agent through True Realty Services, Inc., a real estate broker and real estate investment counselor based in McKinney, Texas. Mr. Karnes graduated from Oklahoma State University majoring in finance and economics. Mr. Karnes continues his active participation in real estate and real estate investment through True Realty Services Inc. From his history in real estate investment, he contributes to developing financing opportunities as well as general financial insight.

Mr. Sharpe formed CS3 Land, LLC in April 2010. Mr. Sharpe is the sole owner of CS3 Land LLC which consults with oil and gas exploration entities regarding acquisition of oil and gas leases. Since formation of CS3 Land LLC, Mr. Sharpe has consulted extensively with the principals of a privately held Oklahoma energy company regarding acquisition of leases developed through 3-D seismic information. Mr. Sharpe aids the Company with his more than 30 years experience in the oil and natural gas industry, holding positions related to acquisition, divestiture, and exploration of oil and gas properties. In connection with these activities he has been employed by or consulted with Encore Acquisition Company, Labrador Oil Company, Inc., CPT Energy, Inc., G-M Petroleum, Inc. and Johnson-Gipson Oil Co.

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With respect to certain understandings regarding the appointment of Messrs. Wachendorfer and Karnes see Item 4. Security Ownership of Certain Beneficial Owners and Management; Change of Control.

Item 6. Executive Compensation.

Two of our directors and executive officers, Messrs. Wachendorfer and Karnes, became directors and executive officers on January 15, 2015 with Mr. Sharpe becoming a director and executive officer in October 2015. Mr. Griffin, the Company’s sole director and officer prior to that time, resigned all offices and the directorship of the Company with the appointment of Messrs. Wachendorfer and Karnes. With respect to compensation from Mr. Griffin to these two individuals for becoming officers and directors of the Company, see Item 4. Security Ownership of Certain Beneficial Owners and Management; Change of Control. In May 2015, the Board of Directors, the sole members of which at that time were Messrs. Wachendorfer and Karnes, agreed to pay each $5,000 per month compensation commencing in January 2015 and each receive 750,000 shares per month through 2015, commencing in March 2015. Mr. Sharpe is not paid monthly compensation but does receive 600,000 shares per month commencing in March 2015. See Item 4. Security Ownership of Certain Beneficial Owners and Management; Change of Control. Mr. Griffin, following his resignation, does not receive compensation from the Company.

Annual Compensation

The following table sets forth certain information regarding the annual compensation for services in all capacities to the Company for the years ended December 31, 2013 and 2014 who were executive officers of the Company for the year ended December 31, 2014, or who receive annual salary and bonuses exceeding $100,000.

			Stock
Name and Principal Position(1)	Year	Salary ($)	Awards($)
Tom Griffin	2014	$—	$—
Chairman, President and	2013(1)	$180,000	$80,000
Chief Executive Officer

(1) Messrs. Karnes and Wachendorfer became officers and directors of the Company in January 2015 and neither received compensation for services as an executive of the Company in previous years. Mr. Wachendorfer did render legal services to the Company in 2014 for which he was paid in stock, 4,164,603 shares, valued at $17,170. See Item 11. Recent Sales of Unregistered Securities. 2014.

(2) In January 2014 the Company issued to an affiliate of Mr. Griffin 20,000,000 shares of Common Stock for services rendered to the Company in 2013, as partial compensation for services, shares that were valued at $0.004 per share or $80,000. Such compensation was the only compensation paid to Mr. Griffin in 2013. Mr. Griffin released the remaining $100,000 of accrued salary in 2014.

Stock Options

No options are currently issued to any executive, employee, consultant or investor.

Compensation Committee Interlocks and Insider Participation

The Company does not have a compensation committee nor does the Company use a compensation consultant. Currently, three people, Messrs. Wachendorfer, Karnes and Sharpe, are the only people actively involved in the Company and, as the Company’s only directors, make all decisions about compensation, including their own, a practice appropriate for a small enterprise.

In 2014, Mr. Griffin acted as the sole member of the Company’s Board of Directors and in that capacity made all decisions about compensation.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

At the beginning of 2013, the Company owed an affiliate of Mr. Griffin approximately $187,000 for expenses relating to the development of the Barnett Cody #1 well in which the affiliated entity acted as the operator. In that year, the Company paid another $30,000 to the same entity for the same purpose and to develop additional properties. In addition, the Company accrued another $158,000 for expenses paid on the Company’s behalf to another affiliate of Mr. Griffin. As a management fee, the Company accrued almost $40,000 to a management Company owned by Mr. Griffin.

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During 2013, the Company paid to these affiliates of Mr. Griffin approximately $40,000.

In early 2013, the Company acquired from an affiliate of Mr. Griffin a prospect located on approximately 1,600 acres in Brown and Comanche counties, Texas. We issued notes totaling $448,000 to certain individuals and the affiliated entity for the acquisition of this property. Of the $448,000, $248,000 was a note to the affiliated entity of Mr. Griffin, the entity from which we acquired the property.

The largest amount owed to Mr. Griffin and any affiliated entity during 2013 was approximately $625,000 plus $302,500 in accrued but unpaid wages. An affiliate of Mr. Griffin’s, Textron Southwest, LLC, is the operator of the Hopkins #1 and we accrued $8,746 and $9,996 to that entity for operating expenses for the Hopkins #1 in 2013 and 2014, respectively.

In 2014, we incurred $1,000 in liabilities to an affiliated entity of Mr. Griffin and repaid approximately $18,000 in indebtedness we had incurred with the entities affiliated with Mr. Griffin in previous years.

In December 2014, Mr. Griffin, on behalf of himself and all the entities affiliated with him, forgave all outstanding indebtedness, or approximately $917,000. This indebtedness was treated as a contribution of capital to the Company by Mr. Griffin because the 20,000,000 share issuance to Mr. Griffin for services rendered to the Company in 2013, the original value of which was for compensation for services valued at $80,000 in that year.

The largest amount owed to Mr. Griffin and any affiliated entity during 2014 was approximately $648,000 plus $222,500 in accrued but unpaid wages.

Item 8. Legal Proceedings.

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered beneficial shareholder is an adverse party or has a material interest adverse to us.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information

Our common stock is traded on the OTCPinkmarket under the symbol “SFPI”. The market for our common stock is limited, volatile and sporadic. The first quotation for our common stock occurred on May 31, 2012.

15

The following table sets forth, for the periods indicated, the high and low bid prices of our common stock as reported on the OTCPink market. The following quotations reflect inter-dealer prices, without retail mark-up, markdown, or commissions, and may not reflect actual transactions.

Closing High and Low Bid

2013

First Quarter	2.23	0.185
Second Quarter	0.35	0.01
Third Quarter	0.13	0.011
Fourth Quarter	0.06	0.0041

2014

First Quarter	0.0115	0.004
Second Quarter	0.0125	0.003
Third Quarter	0.011	0.0052
Fourth Quarter	0.007	0.0023

2015

First Quarter	0.0056	0.0031
Second Quarter	0.01	0.045
Third Quarter	0.01	0.072

The closing bid on September 30, 2015, was $0.0215. As of September 30, 2015 we had 102 shareholders of record.

Dividend Policy

No dividends have been declared or paid on our common stock. We have incurred recurring losses and do not currently intend to pay any cash dividends in the foreseeable future.

Securities Authorized For Issuance under Compensation Plans

Table 5-2

Summary of Equity Compensation Plans(1)

	Number of	Weighted
	Securities to be	Average	Number of
	Issued Upon	Exercise Price	Securities
	Exercise of	of	Remaining
	Outstanding	Outstanding	Available for
	Options, Warrants	Options, Warrants	Future
Plan Description	and Rights	and Rights	Issuance
Grants Under Compensation Plans Not Approved by shareholders	21,000,000	$0.005	—
Totals	21,000,000	$0.005	—

(1) The Company has agreed to issue to Messrs. Wachendorfer and Karnes 7,500,000 shares each, 750,000 shares each month, and Mr. Sharpe 6,000,000 shares or 600,000 shares each month for services rendered or to be rendered during 2015. As of September 30, 2015, the Company was obligated to issue 5,250,000 shares of Common Stock to each of Messrs Wachendorfer and Karnes and 4,200,000 shares to Mr. Sharpe.

Warrants, Options and Convertible Securities

As of September 30, 2015, there were no warrants issued and outstanding.

As of September 30, 2015, we had $200,000 of unsecured convertible notes outstanding that are convertible into 800,000 shares of our common stock.

16

Item 10. Recent Sales of Unregistered Securities.

Background

On December 1, 2010, we issued a total of 3,000,000 shares of our Common Stock (the “Placement Shares”) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 904 of Regulation S, promulgated thereunder, to two individuals: (i) our then-Principal Executive Officer and Treasurer and (ii) our then-Principal Financial and Accounting Officer. The purchase price for the Placement Shares was equal to their par value, $0.0001 per share, amounting in the aggregate for all 3,000,000 shares to $300. The offer and sale of the Placement Shares did not involve any underwriters, underwriting discounts or commissions or any public offering. No advertising or general solicitation was employed in offering the securities.

The Company completed an initial public offering in February 2012 and on February 7, 2016, issued 2,500,000 shares pursuant thereto. On April 3, 2012, the Company effected a 2.4 for one forward split resulting in an additional 7,700,000 shares being issued. The split occurred April 3, 2012. On November 18, 2012, the Company’s founders returned all shares, or 7,200,000 shares after the forward split, issued upon founding to the Company.

2012

On the date of the acquisition by Baby All Corp. of Santa Fe Operating, Inc., May 10, 2012, the Company issued: (i) an aggregate of 33,478,261 shares of Common Stock to the stockholders of Santa Fe Operating, Inc. and (ii) issued to the same individuals or entities warrants to purchase an aggregate of 6,764,856 shares of Common Stock (the “Warrants”), which Warrants are exercisable at any time for a period of three years from the date of issuance at an exercise price of $0.50 per share. The 33,478,261 shares and related warrants and the 462,500 shares did not involve a public offering and the offer and sale of warrants and shares were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) and Regulation D promulgated thereunder or both.

On December 13, 2012, the Company issued 1,269,450 shares of Common stock to 15 individuals or entities In the third calendar quarter of 2012 at prices ranging from $0.25 per share to $0.44 per share.

2013

In the first quarter of 2013, the Company sold to two individuals or entities 340,800 shares of Common Stock for $0.25 per share. The shares were sold on February 5, 2013. Another 100,000 shares were issued to three individuals for services on January 23 (40,000) and February 5 (60,000), all valued at $0.39 per share.

In the second calendar quarter, the Company issued, on June 11, 2013, to a former Chief Executive Officer, who had resigned in the fourth calendar quarter of 2012 and held a convertible note which was converted into 3,500,000 shares of Common Stock in exchange for the cancellation of the note, a value of $0.15 per share.

On June 4, 2013, the Company sold to two individuals a total of 200,000 shares of Common Stock for $0.10 per share.

On April 15, 2013, the Company issued a convertible note in which the investor could convert the note to Common Stock of the Company based on a discount to the then current market price of the Company’s Common Stock. Beginning six months later, on October 22, 2013, that investor converted a portion of the note, and the Company issued an aggregate of 4,850,000 free trading shares in five separate transactions in which the weighted average conversion was approximately $0.0057 per share. We issued the shares on October 22 (300,000), November 6 (350,000), November 15 (700,000), December 6 (1,500,000), and December 18 (2,000,000), 2013.

In the first quarter of 2013, the Company engaged a financial public relations firm, Investor Awareness, Inc., for which it paid an aggregate of 300,000 shares of its Common Stock, of which 100,000 shares were issued on April 12, April 23, and June 4, 2013. In the second quarter of 2013, the Company engaged C4 Capital Markets LLC to provide financial consulting services. The Company issued to C4 Capital Markets LLC and Merriman Capital a total of 1,132,006 shares of Common Stock for these services. We issued these shares on February 19 (100,000) and April 25 (1,032,006), 2013.

17

In the five month period commencing in May 2013, the Company acquired a working interests from six individuals in exchange for 1,000,002. We issued the shares on June 19 (480,000), July 10 (480,002), and October 15 (40,000), 2013.

And in the third quarter of 2013, the Company issued an aggregate of 130,000 shares to two attorneys for legal services. We issued the shares on July 15, (50,000) and August 6 (80,000), 2013.

On October 25, 2013, the Company issued 20,000 shares of its Common Stock for $20,000 plus a 0.13333% overriding royalty interest in one of the Company’s properties.

On October 25, 2013, the Company issued 20,000 shares in connection with the purchase of a working interest.

In the fourth quarter of 2013, the Company issued 20,000,000 shares of Common Stock to an entity affiliated with our then Chief Executive Officer, Tom Griffin, as compensation for services valued at $80,000, or $0.004 per share, in 2013. Similarly, the Company issued 7,700,000 shares to an entity affiliated with Mr. Griffin as compensation to an individual for services valued at $30,800 or $0.004 per share, rendered to the Company. These shares were issued on January 8, 2014.

Unless otherwise indicated, all shares and debt obligations offered and sold in 2013 did not involve a public offering and the offer and sale of warrants and shares were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

2014

On January 8, 2014, the Company issued to an engineer 100,000 shares of Common Stock for $5,000 of services rendered in 2013 related to the Company prospect in Jack County, Texas.

Pursuant to the convertible note issued in the second quarter of 2013, the Company issued 10,850,000 free trading shares of its Common Stock in three separate transactions for conversion of $18,950 in principal amount the convertible debt, a weighted average conversion price of $0.00175 per share. We issued these shares on January 13 (2,600,000), February 11 (3,950,000), and March 20 (4,300,000), 2013.

In each calendar quarter of 2014, the Company issued to Edward Wachendorfer, an individual who became a director and Chairman of the Board of the Company in January 2015, an aggregate of 4,164,603 shares of Common Stock for legal services valued at $17,170, or a weighted average of $0.0052 per share. We issued these shares on January 8 (840,000, shares that were issued for services rendered in 2013), May 6 (1,055,714), September 10 (638,889), and December 11 (1,630,000) 2014.

All shares sold in 2014 did not involve a public offering and the offer and sale of shares were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

2015

In March 2015, the Company entered in to agreements with Messrs. Karnes, Wachendorfer, and Sharpe to issue a total of 21,000,000 shares, 7,500,000 shares to each of Messrs Karnes and Wachendorfer and 6,000,000 shares to Mr. Sharpe, in consideration for services to be rendered to the Company in 2015. The value of the shares was $0.005 per share, the price on the date of the execution of the agreement for services. These shares have not been issued as of September 30, 2015 but have been accrued for.

On June 4 and July 2, 2015 the Company issued 20,846,875 shares of Common Stock to 18 individuals or entities. All of the shares were accrued in the second quarter 2015. Of these shares, 14,000,000 were issued to ten individuals for cash of $0.005 per share. Four individuals or entities purchased 846,835 shares for services rendered to the Company at a value ranging from $0.005 to $0.01 per share. Of the 20,846,875 shares, 10,000,000 were issued on June 4, 2015. An additional 6,000,000 shares were issued pursuant the purchase of notes as described below.

In the first and second quarters of 2015, the Company issued four notes totaling $400,000 in principal amount. The notes were issued to four individuals, bear interest at 8% per annum with principal and interest payable at maturity. One note, entered into on February 17, 2015, in the principal amount of $100,000 matures in February 2016 and another, entered into on March 7, 2015, in the principal amount of $50,000, matures in March 2016. The third, entered into on March 16, 2015, in the principal amount of $50,000 matures in March 2017 and the fourth, entered in to on June 1, 2015, in the principal amount of $200,000 matures in June 2018. These individuals were issued a total of 6,000,000 shares of stock which are charged as interest on the notes with a value of approximately $0.0069 per share. All of these shares were issued on July 2, 2015.

18

Unless otherwise indicated, securities sold in 2015 did not involve a public offering and the offer and sale of shares were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof.

Item 11. Description of Registrant’s Securities to be Registered.

We are authorized to issue 300,000,000 shares of our Common Stock, $0.0001 par value (the “Common Stock”) and 15,000,000 shares of Preferred Stock, $0.0001 par value (the “Preferred Stock”). The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Certificate of Incorporation, with amendments, all of which have been filed as exhibits to this registration statement.

Description of Common Stock

As of September 30, 2015, there were 115,981,997 shares of our Common Stock outstanding. Each share of the Common Stock is entitled to share equally with each other share of Common Stock in dividends from sources legally available therefore, when, and if, declared by our Board of Directors and, upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in the assets of the Company that are available for distribution to the holders of the Common Stock. Each holder of Common Stock is entitled to one vote per share for all purposes, except that in the election of directors, each holder shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose, and the holders of Common Stock have no preemptive rights, redemption rights or rights of conversion with respect to the Common Stock. Our Board of Directors is authorized to issue additional shares of our Common Stock within the limits authorized by our Certificate of Incorporation and without stockholder action. All shares of Common Stock have equal voting rights.

Description of Preferred Stock

The shares of Preferred Stock could be issued from time to time by our Board of Directors in its sole discretion without further approval or authorization by the stockholders, in one or more series, each of which series could have any particular distinctive designations as well as relative rights and preferences as determined by our Board of Directors. The relative rights and preferences that may be determined by our Board of Directors in its discretion from time to time include but are not limited to the following:

•	the rate of dividend and whether the dividends are to be cumulative and the priority, if any, of dividend payments relative to other series in the class;
•	whether the shares of any such series may be redeemed, and if so, the redemption price and the terms and conditions of redemption;
•	the amount payable with respect to such series in the event of voluntary or involuntary liquidation and the priority, if any, of each series relative to other series in the class with respect to amounts payable upon liquidation and sinking fund provision, if any, for the redemption or purchase of the shares of that series; and
•	the terms and conditions, if any, on which the shares of a series may be converted into or exchanged for shares of any class, whether common or preferred, or into shares of any series of the same class, and if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms.

We believe that the availability of preferred stock provides flexibility in structuring future financings, should the need for additional financing arise. We have no plans, understandings, arrangements, or agreements for issuing any shares of preferred stock at the present time.

19

Our authorized but unissued preferred stock could be issued in one or more transactions, which would make more difficult or costly, and less likely, a takeover of the Company. Issuing additional shares of stock would also have the effect of diluting the stock ownership of persons seeking to obtain control of Company. Moreover, certain companies have issued rights to purchase their preferred stock, with such rights having terms designed to encourage in certain potential acquisitions negotiation with the board. The authorized but unissued shares of preferred stock would be available for use in connection with the issuance of such rights. The Company does not intend to adopt any anti-takeover measures at the present time.

Item 12. Indemnification of Directors and Officers.

Article Nine of our amended and restated Certificate of Incorporation provide that to the fullest extent permitted by Delaware law, the Company may indemnify our directors and officers against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a director or officer of the corporation. The indemnification provisions in our Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment in the Company may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that the indemnification provisions in our bylaws are necessary to attract and retain qualified persons as directors and officers.

Item 13. Financial Statements and Supplementary Data.

The Company’s consolidated financial statements and supplementary data are included in pages F-1 through F- 16 of this Registration Statement on Form 10.

Item 14. Changes in and Disagreements with Accountants and financial Disclosure.

None

Item 15. Financial Statements and Exhibits.

(a) Exhibits

Exhibit 3.1 – Amended and restated Certificate of Incorporation (1)
Exhibit 10.1 – Form of 8% Note (3)
Exhibit 10.2 – Unsecured Convertible Promissory Note between Santa Fe Petroleum, Inc. and Suzanne Tomm dated February 5, 2013 (2)
Exhibit 10.3 – Unsecured Convertible Promissory Note between Santa Fe Petroleum, Inc. and the Robert K. Hubele Living Trust dated February 5, 2013(2)
Exhibit 10.4 – Unsecured Convertible Promissory Note between Santa Fe Petroleum, Inc. and Jason Hubele dated February 5, 2013(2)
Exhibit 10.5 – Unsecured Convertible Promissory Note between Santa Fe Petroleum, Inc. and Ryan Raber dated February 7, 2013(2)
Exhibit 10.6 – Unsecured Convertible Promissory Note between Santa Fe Petroleum, Inc. and Dennis Gormley dated February 11, 2013(2)
Exhibit 10.7 – Unsecured Convertible Promissory Note between Santa Fe Petroleum, Inc. and Long Branch Petroleum LP dated February 11, 2013(2)
Exhibit 10.8 – Settlement Agreement and General Release between Santa Fe Petroleum, Inc. and Suzanne Tomm dated February 5, 2013(2)
Exhibit 10.9 – Settlement Agreement and General Release between Santa Fe Petroleum, Inc. and the Hubele Trust dated February 5, 2013(2)
Exhibit 10.10 – Settlement Agreement and General Release between Santa Fe Petroleum, Inc. and Jason Hubele dated February 5, 2013(2)
Exhibit 10.11 – Settlement Agreement and General Release between Santa Fe Petroleum, Inc. and Ryan Raber dated February 7, 2013(2)
Exhibit 10.12 – Settlement Agreement and General Release between Santa Fe Petroleum, Inc. and Dennis Gormley dated February 8, 2013(2)
Exhibit 10.13 – Engagement Agreement with Edward R. Wachendorfer (3)
Exhibit 10.14 – Engagement Agreement with Carl V. Karnes (3)

20

(1) Previously filed

(2) Filed on February 14, 2013 on Form 8-K

(3) Filed herewith

(b) The following financial statements are filed as part of this report and incorporated by reference to such financial statements:

21

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Santa Fe Petroleum, Inc.
Date: November 2, 2015	By:	/s/ Edward R. Wachendorfer
Edward R. Wachendorfer
Chief Executive Officer

22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Santa Fe Petroleum, Inc.

Dallas, Texas

We have audited the accompanying consolidated balance sheets of Santa Fe Petroleum, Inc. as of December 31, 2013 and 2014, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

 We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over consolidated financial reporting.  Accordingly we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Santa Fe Petroleum, Inc. as of December 31, 2013 and 2014, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and its limited capital resources raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note 2.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KWCO, PC

KWCO, PC

Odessa, Texas

August 31, 2015

F-1

SANTA FE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2013 AND 2014

	December 31,	December 31,
	2013	2014
ASSETS
Current assets
Cash and cash equivalents	$402	$119
Accounts receivable	1,242	948
Total current assets	1,644	1,067
Oil and gas properties, using successful efforts method
Producing property, net of accumulated depletion
of $14,475 and $31,358 respectively	90,725	73,842
Non-producing properties	326,725	—
Total assets	$419,094	$74,909
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$453,250	$450,409
Accounts payable, related parties	381,821	—
Accrued liabilities	198,140	200,140
Accrued compensation	377,350	75,000
Notes payable	568,083	209,133
Notes payable – other	—	20,000
Total current liabilities	1,978,644	954,682
Long-term notes payable
Related party	244,148	—
Other	20,000	—
Derivative liability	50,598	26,053
Total liabilities	2,293,390	980,735
Commitments and contingencies	—	—
Stockholders’ deficit
Common stock, $0.0001 par value, 300,000,000 shares
Authorized; 80,960,519 and 95,135,122 shares issued
and outstanding, respectively	8,096	9,514
Additional paid-in capital	2,250,300	3,234,588
Retained Deficit	(4,132,692)	(4,149,928)
Total stockholders’ deficit	(1,874,296)	(905,826)
Total liabilities and stockholders’ deficit	$419,094	$74,909

See accompanying notes to consolidated financial statements.

F-2

SANTA FE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND DECEMBER 31, 2014

	For the Year	For the Year
	Ended	Ended
	December 31, 2013	December 31, 2014
Revenue
Oil and Gas Revenue	$23,102	$27,566
Gain on Sale of Oil and Gas Lease	—	22,525
Total Revenue	23,102	50,091
Costs and expenses
Lease operating expenses	8,746	9,996
Production Taxes	1,068	1,273
Dry Hole Expense	1,212,859	—
Depletion Expense	14,475	16,883
Compensation	803,700	—
Professional	111,551	21,863
Consulting	374,628	—
Rent and office expenses	14,560	—
Other	42,091	8,257
Derivative Expense	99,679	7,055
Interest Expense	261,636	2,000
Total expenses	2,944,993	67,327
Net loss	$(2,921,891)	$(17,236)
Basic and diluted loss per share	$(0.06)	$(0.00)
Basic and diluted weighted average
shares outstanding	47,378,240	90,982,155

See accompanying notes to consolidated financial statements.

F-3

SANTA FE PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2013 AND DECEMBER 31, 2014

			Additional		Total
	Common Stock		Paid - In	Retained	Stockholders’
	Shares	Par Value	Capital	Deficit	Deficit
Beginning Balance at
December 31, 2012	40,797,711	$4,080	$836,606	$(1,210,801)	$(370,115)
Stock Issued for Services and
Interest	33,702,006	3,370	1,134,614		1,137,984
Stock Issued for Accounts
Payable Settlement	50,000	5	52,395		52,400
Stock Sold	540,800	54	105,146		105,200
Offering Expenses			(60,705)		(60,705)
Stock Issued for Oil and Gas
Leases	1,020,002	102	105,898		106,000
Note Conversions	4,850,000	485	27,265		27,750
Derivative Liability on Note
Payable Conversions			49,081		49,081
Net Loss				(2,921,891)	(2,921,891)
Balances at December 31, 2013	80,960,519	8,096	2,250,300	(4,132,692)	(1,874,296)
Note Conversions	10,850,000	1,085	17,865		18,950
Stock for Services	3,324,603	333	16,837		17,170
Contributed Capital			917,986		917,986
Derivative Liability on Note
Payable Conversions			31,600		31,600
Net Loss				(17,236)	(17,236)
Balances at December 31, 2014	95,135,122	$9,514	$3,234,588	$(4,149,928)	$(905,826)

See accompanying notes to consolidated financial statements.

F-4

SANTA FE PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND DECEMBER 31, 2014

	For the Year	For the Year
	Ended	Ended
	December 31, 2013	December 31, 2014
Cash Flows From Operating Activities:
Net Loss	$(2,921,891)	$(17,236)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock issued for compensation and interest	1,137,984	17,170
Derivative expense	99,679	7,055
Depletion	14,475	16,883
Dry hole costs	1,212,859	—
Gain on sale of oil and gas lease	—	(22,525)
Changes in operating assets and liabilities:
Accounts receivable	(1,242)	294
Accounts payable	68,744	12,162
Accounts payable, related parties	146,545	(25,336)
Accrued liabilities	6,980	2,000
Accrued compensation	100,000	—
Net Cash Used By Operating Activities	(135,867)	(9,533)
Cash Flows from Investing Activities:
Investment in oil and gas properties	(357,960)	—
Proceeds from sale of oil and gas lease	—	9,250
Net Cash Used in Investing Activities	(357,960)	9,250
Cash Flows from Financing Activities:
Notes payable borrowings	415,833	—
Sale of common stock net of $60,705 issuance costs in 2013	44,495	—
Net Cash Provided by Financing Activities	460,328	—
Net Decrease in Cash:	(33,499)	(283)
Cash at Beginning of Year	33,901	402
Cash at End of Year	$402	$119
Supplemental disclosure of cash flow information:
Income taxes paid	$—	$—
Cash interest paid	$—	$—

See accompanying notes to consolidated financial statements.

F-5

SANTA FE PETROLEUM, INC.

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2013 and December 31, 2014

	For the Year	For the Year
	Ended	Ended
	December 31, 2013	December 31, 2014
Supplemental disclosure of non-cash
investing and financing activities:
Oil and gas property acquired by issuance of note payable	$444,148	$—
Note payable converted into common stock	$27,750	$18,950
Derivative liability on note conversions	$49,081	$31,600
Accounts payable and accrued liabilities settled by issuance of common stock	$52,400	$—
Common stock issued for oil and gas lease	$106,000	$—
Contributed capital by controlling shareholder debt	$—	$917,986

See accompanying notes to consolidated financial statements.

F-6

Note 1 - Nature of Operations

Santa Fe Petroleum, Inc. (“SFPI” or “Company”) is engaged primarily in the acquisition, development, production and sale of oil and gas in the United States.

On May 10, 2012 the Company acquired 100% of the issued and outstanding common stock of Santa Fe Operating, Inc. (“SFO”). SFO owned a 75% net revenue and a 100% working interest on 76 acres in Comanche County, Texas, designated the Barnett Cody #1. SFO acquired its interest in 2009 and in October 2012 drilled a well to the Ellenberger formation. Though producing gas but little oil, the well generated excessive amounts of water, and the Company did not have access to a water disposal well nor the resources to develop one. The Company abandoned the prospect at the end of 2013 and recognized a $768,711 dry hole expense.

In February 2013, the Company acquired from Long Branch Petroleum, LLC a Texas limited liability company (“Long Branch”) 100% working interest and an 87.5% net revenue interest on approximately 1600 acres in Brown and Comanche counties, Texas. Long Branch is wholly owned by the Company’s then Chief Executive Officer. The Company had entered into certain “Lease Acquisition Agreements” with this and another entity controlled by Tom Griffin, including Long Branch. The Company had guaranteed the obligations of these entities which would acquire properties from funds received from investors in these Griffin affiliated entities, these investors being assured a 50% return on the investment. This arrangement was entered immediately prior to the acquisition of Santa Fe Operating, Inc. by the Company, and Long Branch had sold to five individuals or entities shares of SFO in addition utilizing the funds from these investors to acquire said Comanche/Brown County leases. We issued $444,148 of convertible promissory notes, convertible at $0.25 per share in connection with this acquisition. In a separate agreement with these investors, we granted each a 2% net revenue interest in the properties. Simultaneously, we ended all obligations with entities affiliated with Mr. Griffin for the purchase of oil and gas properties. The Company decided in 2013 not to develop these leases and allowed the leases to lapse in early 2014 after the expiration of the two year primary term of the leases. The Company recognized as dry hole expense the $444,148 investment at December 31, 2013.

In May through October 2013 the Company acquired a 2.8% working interest, a 2.1% net revenue interest in a producing well in Hopkins County, Texas. The Company issued 1,000,002 shares of common stock to five individuals or entities for the interests, valued at $105,200.

In September 2013 the Company acquired a 100% working interest in 320 acres in Jack County, Texas, the lease expiring in September 2015 unless held by production. The Company purchased the property pursuant to funding from a third party. A dispute regarding the funding arrangement arose with the third party which was settled with the transfer of the interest to the third party, the Company retaining a one percent overriding royalty interest. The Company had granted, in connection with a $20,000 investment in the Company, a $0.13334% overriding royalty interest in addition to issuing 20,000 shares of stock to that individual. Part of the agreement with that individual requires that the Company pay the individual $20,000 plus 5% per annum if a well is not drilled on the property prior to September 25, 2015.

Note 2 - Going Concern and Liquidity

As reflected in the accompanying consolidated financial statements, the Company had a net loss of $2,921,891 for the period ending December 31, 2013, a net loss of $17,236 for the year ended December 31, 2014 and a net loss of $4,149,928 since inception. Further, at December 31, 2014, the Company had cash of only $119, a working capital deficit of $953,615 accumulated deficit of $4,149,928, which could have a material impact on the Company’s financial condition and operations.

Our net losses and lack of capital pose risks to our business and stockholders by:

•	making it more difficult for us to satisfy our obligations;
•	impeding us from obtaining additional financing in the future for working capital, capital expenditures and general corporate purposes; and
•	making us more vulnerable to a downturn in our business and limit our flexibility to plan for, or react to, changes in our business.

F-7

The time required for us to become profitable is highly uncertain, and we cannot assure you that we will achieve or sustain profitability or generate sufficient cash flow from operations to meet our planned capital expenditures and working capital requirements. Our ability to obtain additional financing from other sources also depends on many factors beyond our control, including the state of the capital markets and the prospects for our business. The necessary additional financing may not be available to us or may be available only on terms that would result in further dilution to the current owners of our common stock.

The accompanying consolidated financial statements do not include any adjustments to reflect the possible effects on recoverability and classification of assets or the amount and classification of liabilities which may result from the inability of the Company to continue as a going concern.

Note 3 - Summary of Significant Accounting Policies

Use of Estimates

Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Actual results and outcomes may differ from management’s estimates and assumptions. Estimates are used when accounting for stock-based transactions, account payables and accrued expenses and taxes, among other matters.

Basis of Presentation

The audited consolidated financial statements of the Company include the accounts of the Company and its wholly-owned subsidiary and have been prepared in accordance with generally accepted accounting principles in the United States. All significant intercompany transactions and account balances have been eliminated in consolidation.

Cash and Cash Equivalents

Cash equivalents comprise certain highly liquid instruments with a maturity of three months or less when purchased. As of December 31, 2014 there were no cash equivalents.

Advertising Costs

The Company expenses advertising costs as these are incurred. There were no advertising costs in 2013 or 2014.

Revenue Recognition

Oil and gas revenues are recognized when oil and gas is produced and sold.

Development Stage Company

The Company adopted the provisions of FASB Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915) (“the Update”) in these consolidated financial statements. The Update removes the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities from US GAAP. In addition, the Update eliminates the requirements for development stage entities to: (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. For public business entities, the amendment is effective for annual reporting periods beginning after December 15, 2014. The requirements of this pronouncement did not have a material effect on the financial statements.

F-8

Oil and Gas Properties

The Company uses the successful efforts method of accounting for oil and natural gas producing activities, as further defined under ASC 932, Extractive Activities - Oil and Natural Gas. Under these provisions, costs to acquire mineral interests in oil and natural gas properties, to drill exploratory wells that find proved reserves, and to drill and equip development wells are capitalized.

Exploratory drilling costs are capitalized when incurred pending the determination of whether a well has found proved reserves. A determination of whether a well has found proved reserves is made shortly after drilling is completed. The determination is based on a process that relies on interpretations of available geologic, geophysic, and engineering data. If a well is determined to be successful, the capitalized drilling costs will be reclassified as part of the cost of the well. Capitalized costs of producing oil and natural gas interests are depleted on a unit-of-production basis.

If a well is determined to be unsuccessful, the capitalized drilling costs will be charged to expense in the period the determination is made. If a determination cannot be made as to whether the reserves that have been found can be classified as proved, the cost of drilling the exploratory well is not carried as an asset for more than one year following completion of drilling. If, after that year has passed, a determination that proved reserves exist cannot be made, the well is assumed to be impaired and its costs are charged to expense. Its cost can, however, continue to be capitalized if a sufficient quantity of reserves is discovered in the well to justify its completion as a producing well and the entity is making sufficient progress assessing the reserves and the economic and operating viability of the project.

Impairment of Long-Lived Assets

The Company accounts for the impairment of long-lived assets in accordance with ASC 360-10, Property, Plant and Equipment, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. Recoverability of the asset is measured by comparison of its carrying amount to the undiscounted cash flow that the asset or asset group is expected to generate. If such assets or asset groups are considered to be impaired, the loss recognized is the amount by which the carrying amount of the property, if any, exceeds its fair market value.

Concentration of Credit Risk and Fair Value of Financial Instruments

The Company maintains cash balances at financial institutions, which at times exceed federally insured amounts. The Company has not experienced any material losses in such accounts.

The carrying amount of cash and cash equivalents, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these instruments.

Income Taxes

Income taxes are accounted for under the asset and liability method of ASC 740, Income Taxes. Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under ASC 740, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Effective May 11, 2011, with the commencement of operations, the Company adopted provisions of ASC 740, Sections 25 through 60, Accounting for Uncertainties in Income Taxes. These sections provide detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements. Tax positions must meet a “more-likely-than-not” recognition threshold at the effective date to be recognized upon the adoption of ASC 740 and in subsequent periods. Upon the adoption of ASC 740, the Company had no unrecognized tax benefits. For the year ended December 31, 2013, no adjustments were recognized for uncertain tax benefits. The Company’s tax year for 2013 and the tax year for 2014 are subject to audit.

F-9

Stock-Based Compensation

The Company adopted ASC 718, Compensation - Share Based Compensation, as of May 11, 2011. This statement requires the recognition of compensation expense measured at fair value when the Company obtains employee services in stock-based payment transactions.

Net Income (loss) per Common Share

The Company computes earnings (loss) per share in accordance with ASC 260-10, Earnings Per Share. ASC 260-10 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the statement of operations. Basic EPS is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive. No potential dilutive common shares are included in the computation of any diluted per share amount when a loss is reported.

Accordingly, we did not include potentially dilutive warrants at December 31, 2013 and 2014, respectively.

Legal Costs and Contingencies

In the normal course of business, the Company incurs costs to retain external legal counsel to advise it on regulatory, litigation and other matters. The Company expenses these costs as the related services are received. If a loss is considered probable and the amount can be reasonable estimated, the Company recognizes an expense for the estimated loss. If we have the potential to recover a portion of the estimated loss from a third party, the Company makes a separate assessment of recoverability and reduces the estimated loss if recovery is also deemed probable.

Fair Value Estimates

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements”.  The objective of SFAS 157 (ASC 820) is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 (ASC 820) defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 (ASC 820) applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements.

The Company measures its options and warrants at fair value in accordance with SFAS 157 (ASC 820). SFAS 157 (ASC 820) specifies a valuation hierarchy based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s own assumptions. These two types of inputs have created the following fair value hierarchy:

•	Level 1 - Quoted prices for identical instruments in active markets;

•	Level 2 - Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

•	Level 3 - Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the Company to minimize the use of unobservable inputs and to use observable market data, if available, when estimating fair value. The fair value of the stock based compensation at December 31, 2013 and 2014, were as follows:

F-10

	Quoted Prices In Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)	Total

Year Ended December 31, 2013
Stock Based Services and Interest	$—	$1,137,984	$—	$1,137,984
Derivative Liability		$50,598	$—	$50,598
Year Ended December 31, 2014
Derivative Liability		$26,053	—	26,053
Stock Based Services	$—	$17,170	$—	$17,170

Recent Accounting Pronouncements

No recent accounting pronouncements or other authoritative guidance have been issued that management considers likely to have a material impact on our consolidated financial statements.

Note 4 - Oil and Gas Properties

The following sets forth the Company investment in oil and gas properties at December 31, 2013 and 2014:

	2013	2014
Producing Property –
Hopkins Spindletop #1	$105,200	$105,200

Less: Accumulated
Depletion	(14,475)	(31,358)
	90,725	73,842
Non-Producing Property –
Jack County, Texas	326,725	—
	$417,450	$73,842

The Company has a 2.8% working interest, 2.1% net revenue interest in the Hopkins Spindletop #1 well located in Hopkins County, Texas.

For the year ended December 31, 2013 the Company recognized dry hole expense as follows:

Investment in Barnett Cody #1
as of December 31, 2012	$736,676

2013 Expenses, net	32,035
768,711

Comanche and Brown County Leases	444,148

Dry Hole Expense, December 31, 2013	$1,212,859

On April 30, 2014, the Company entered in a “Settlement Agreement and Mutual Release” with the lender that provided the $340,000 land loan, which proceeds were used to acquire the Jack County lease in 2013. The lender and an unrelated third party agreed to:

F-11

•	Assume responsibility for the development of the lease

•	The lender deemed that the land loan was satisfied and discharged in full

•	Lender agreed to pay a total of $14,250 to reimburse expenses incurred related to the lease, which included $9,250 paid to the Company

•	The Company retained a one percent (1%) overriding royalty interest in the production revenues from any wells operated on the lease

The Company recognized a gain on the disposition of the Jack County lease as follows:

2013 Investment	$(326,725)

Less: Payment received	9,250
Debt Assumed by
Acquirer	340,000
Gain	$22,525

Note 5 - Income Taxes

As of December 31, 2013 and 2014 the Company had net operating loss carryforwards of approximately $2,353,000 and $2,648,000 respectively, which will expire beginning in 2031.  A valuation allowance has been provided for the deferred tax asset as it is uncertain whether the Company will have future taxable income. A reconciliation of the benefit for income taxes with amounts determined by applying the statutory federal income rate of (35%) to the loss before income taxes is as follows:

	2013	2014
Net Operating Income (Loss)	$(2,921,891)	$(17,236)
Benefit (expense) for income taxes computed using the statutory rate of 35%	$1,022,662	$6,033
Non-deductible expense (reversal)	(433,457)	(8,480)
Change in valuation allowance	589,205	(2,447)
Provision for income taxes	$—	$—

Significant components of the Company's deferred tax liabilities and assets at December 31, 2013 and 2014 are as follows:

	2013	2014
Tax operating loss carryforwards	$823,509	$926,885
Accrued Compensation	132,073	26,250
Total deferred tax assets	955,582	953,135
Deferred tax liabilities	—	—
Net deferred tax assets	955,582	953,135
Valuation allowance	(955,582)	(953,135)
	$—	$—

As of December 31, 2014, open Federal income tax years subjected to examination include tax years ended December 31, 2013 through December 31, 2011.

F-12

Note 6 - Stockholders’ Deficit

Capital Structure

The Company is authorized to issue up to 15,000,000 shares of preferred stock at $0.01 par value per share and 300,000,000 shares of common stock at $0.0001 par value per share. No preferred shares are issued or outstanding at December 31, 2014.

Common Stock

As of December 31, 2013, 80,960,519 shares of common stock were issued and outstanding, and as of December 31, 2014, 95,135,122 shares of common stock were issued and outstanding.

Stock Warrants

The exercisable outstanding stock purchase warrants were 6,764,858 and 3,224,000 as of December 31, 2013 and 2014 respectively, with a weighted average exercise price of $0.38 and $0.25, respectively.  The following summarizes the warrant activity in 2013 and 2014:

	2013		2014
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of the year	6,764,856	$0.38	6,764,856	$0.38
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited or cancelled	—	—	—	—
Expired	—	—	3,540,856	0.50
Outstanding at end of year	6,764,856	$0.38	3,224,000	$0.25
Exercisable	6,764,856	$0.38	3,224,000	$0.25

3,540,856 warrants expired on May 11, 2014 and 3,224,000 warrants will expire on January 31, 2015.

Note 7 - Related Party Transactions

The Company has entered into numerous transactions with Mr. Thomas Griffin, the Company’s Chief Executive Officer and various companies controlled by Mr. Griffin (these include Long Branch Petroleum, LLC and TexTron Southwest, Inc.). The following sets forth transactions with this executive officer:

Amount
Balance December 31, 2012	$235,276

Cash transactions -
Advances	158,082
Payments	(40,450)
Expenses	28,913

Balance December 31, 2013	381,821

Cash transactions –
Advances	1,000
Payments	(20,311)

Expenses	8,978

Balance December 31, 2014 (before contribution)	$371,488

F-13

We have engaged, and may engage in the future, in transactions with our affiliates or stockholders, officers and directors of our affiliates. TexTron Southwest, Inc. (“TexTron”) provides operating services including drilling of wells and ongoing operating management for oil and gas entities and is owned by entities under the control of the principal stockholder/chief executive officer.

In 2013 the Company issued its common stock to two executive officers as follows:

Name	Number of Shares	Value	Reason
Bruce Hall	3,500,000	$490,000	Accrued Compensation
		35,000	Accounts Payable

Tom Griffin	20,000,000	80,000	Services Rendered

In January 2015, Messrs. Edward Wachendorfer and Karl Karnes agreed to being the Company’s Chairman of the Board of Directors and Chief Executive Officer, respectively. As part of that agreement, Mr. Griffin, the Company’s then Chief Executive Officer, agreed to transfer to each 12,500,000 shares of the Company’s common stock. In addition, the Company has agreed to issue an aggregate of 15,000,000 shares of the Company’s common stock for services to be rendered to the Company in 2015 by Messrs. Wachendorfer and Karnes. As a result of these transactions, the number of shares owned by Messrs. Wachendorfer and Karnes in the aggregate exceeded that owned by Mr. Griffin. Prior to these actions Mr. Griffin owned 45,497,405 common shares or 47.8% of total outstanding common shares at December 31, 2014. In connection with the change in control, Mr. Griffin agreed to contribute to the Company all balances due to him personally and/or his affiliates. The following summarizes the contributed capital:

Accounts payable, related party	$371,488
Accrued compensation	302,350
Note Payable	244,148
$917,986

This contributed balance has been reflected in the December 31, 2014 consolidated statement of stockholders’ deficit.

Due to the change in control Mr. Edward Wachendorfer became a related party. Mr. Wachendorfer was issued the following shares of the Company’s common stock:

  2013 – issued 840,000 shares valued at $3,360 for legal services

  2014 – issued 3,324,603 shares valued at $17,170 for legal services

Note 8 - Commitment and Contingencies

From time-to-time the Company may become subject to proceedings, lawsuits and other claims in the ordinary course of business including proceedings related to environmental and other matters. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance. The Company is unaware of any claim or lawsuit as of and December 31, 2013 and December 31, 2014.

F-14

The Company is subject to various possible contingencies that arise primarily from interpretation of federal and state laws and regulations affecting the oil and natural gas industry. Such contingencies include differing interpretations as to the prices at which oil and natural gas sales may be made, the prices at which royalty owners may be paid for production from their leases, environmental issues and other matters. Although management believes that it has complied with the various laws and regulations, administrative rulings and interpretations thereof, adjustments could be required as new interpretations and regulations are issued. In addition, environmental matters are subject to regulation by various federal and state agencies.

Note 9 – Notes Payable

The following are the components of notes payable:

	2013	2014
Convertible Note payable – JMJ Financial – Notes incur a onetime interest charge of 12% if held longer than 3 months. The notes are convertible at the lower of $0.30 or 60% of the lowest trading price in the 25 trading day preceding conversion. The note matured on April 17, 2014.	$28,083	$9,133
Five (5) Unsecured Convertible Promissory notes – non-interest bearing, maturing fourteen months after issuance. All notes matured in April and May 2014. The notes are convertible at a rate of $0.25 per share, into 800,000 total shares. The beneficial conversion feature was valued as $112,000 and was recorded as interest expense in 2013.	200,000	200,000
Land Bank Loan – non-interest bearing loan dated July 26, 2013, with a maturity of two years was issued in connection with the acquisition of the Jack County lease.	340,000	—
Total notes payable	$568,083	$209,133

The five unsecured convertible promissory notes were assumed by the Company in connection with the acquisition of the Comanche and Brown County leases. Simultaneous with the debt assumption, the Company entered into a “Settlement and Release Agreement” with each of the five individual lenders, which include the following provisions:

i.	The Company agreed to grant each lender a 2% net revenue interest in the leases

ii.	The Company issued a new note agreement in favor of the lender

iii.	The lenders agreed to terminate that certain Participation Agreement between the Company and the lenders dated February, 2013.

Related Party Note Payable

Convertible debt to a related party (Long Branch Petroleum, LP) consists of one note payable assumed from a related party, in connection with the acquisition of the Comanche and Brown County leases, with a balance due of $244,148 at December 31, 2013. The note matured in May 2014. The note was forgiven by the majority shareholder in 2014, and treated as a contribution to capital.

Long-Term Debt Other

The long-term debt other is owed to David Brock, an unrelated third party, and the terms of this debt were set forth in a “Purchase Agreement” dated September 25, 2013 and included the following provisions:

F-15

  Individual was sold a .133334% overriding royalty interest in the Jack County, Texas lease owned by the Company for $20,000
  Individual was issued 20,000 shares of the Company’s common stock (valued at $800)
  In the event the first oil/gas well was not drilled within twelve(12) months from September 25, 2013, at the election of the individual, the overriding royalty could be exchanged for a $20,000 note payable, bearing interest at 5% per annum and matures in twenty four (24) months. The date of the agreement was September 25, 2013, and as of December 31, 2014, no well was drilled; therefore, the $20,000 liability has been reflected as a note payable other from inception of the liability.

Due to the Company’s inability to obtain sufficient funds to develop the Jack County lease, the $20,000 has been reflected as a note payable since the inception of the debt.

Note 10 – Subsequent Event

As of August 30, 2015 the Company had issued a total of 26,886,875 shares of its common stock to eighteen (18) individuals, of which 14,040,000 shares were issued for cash (average price $0.005 per share), 6,646,875 shares were issued for services rendered (average value per share of $0.007), 6,000,000 shares were issued for interest on notes payable (average price $0.0069) and 200,000 shares were issued to a landman (at $0.005).

In April 2015 we acquired a 19.58% Working Interest, a 15.9% Net Revenue Interest, on leases for seven zones located on 160 acres in Hughes County Oklahoma. The seven formations begin around a depth of 3,000 feet and extend to approximately 4,400 feet. Our primary goal, however, is a formation located at a depth of approximately 3,400 feet. We do not anticipate any horizontal drilling on this prospect.

The prospect in Hughes County, which we designate as the Villines #1, is located on 160 acres on which a well can be drilled on each 40 acres, a single well holding the entire 160 acre tract. We believe that at least one other well can be drilled, depending on the success of the first well.

In July 2015 we acquired a 25% Working Interest, a 20% Net Revenue Interest on leases totaling 320 acres in Pottawatomie County, Oklahoma.

From February 20, 2015 to June 30, 2015 the Company borrowed $400,020 from four individuals. Each note payable has a twelve (12) to thirty six (36) month maturity and accrues interest at 8% per annum.

F-16

Note 11 - Supplemental Information on Oil and Gas (unaudited)

Capitalized costs relating to oil and gas producing activities at December 31, 2013 and 2014	2013	2014
Provided Oil and Gas Properties	$105,200	$105,200

Unproved Leases	326,725	—
	431,925	105,200
Less: Accumulated depletion	(14,475)	(31,358)
	$417,450	$73,842

Costs incurred in oil and gas producing activities for the years ended December 31, 2013 and 2014

Property acquisition cost:
Proved	$105,200	$—
Unproved	770,873	—
Exploration and development cost	32,036	—

Depletion rate per equivalent barrel of production	$1.06	$1.06

Results of operations for oil and gas producing activities for the years ended December 31, 2013 and 2014

Oil Sales	$23,102	$27,566
Gain on sale of lease	—	22,525
	23,102	50,091

Less: Production Costs	9,814	11,269
Depletion	14,475	16,883
Dry Hole Expense	1,212,859	—
	(1,214,046)	21,939

Income tax benefit (expense)	—	—

Results of operations for oil and gas producing activities (excluding corporate overhead and financing costs)	$(1,214,046)	$21,939

Reserve Information:

The Company has a non-operating 2.8% working interest, 2.1% net revenue interest in the Hopkins Spindletop #1 well located in Hopkins County, Texas. As of December 31, 2014, the Company has not obtained an estimate of the proved developed reserve de minimis nature of the investment.

F-17

SANTA FE PETROLEUM, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2014 AND JUNE 30, 2015	June 30,	December 31,
	2015	2014
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	$281,811	119
Accounts Receivable	603	948
Total current assets	282,414	1,067
Oil and gas properties, using successful efforts method
Non-producing property	20,332	—
Producing property, net of accumulated depletion of $38,004 and
$31,358 respectively	67,196	73,842
Total assets	$369,942	$74,909

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$500,525	$450,409
Accounts payable, related parties	100	—
Accrued liabilities	214,906	200,140
Accrued compensation	75,000	75,000
Notes payable	600,020	209,133
Notes payable - other	20,000	20,000
Total current liabilities	1,410,551	954,682
Derivative liability	—	26,053
Total liabilities	1,410,551	980,735
Commitments and contingencies	—	—
Stockholders’ deficit
Common stock, $0.0001 par value 300,000,000 shares authorized
122,021,997 and 95,135,122 shares issued and outstanding,
respectively	12,202	9,514
Stock subscription receivable	(7,000)	—
Additional paid-in capital	3,391,439	3,234,588
Retained deficit	(4,437,250)	(4,149,928)
Total stockholders’ deficit	(1,040,609)	(905,826)
Total liabilities and stockholders’ deficit	$369,942	$74,909

See accompanying notes to consolidated financial statements.

F-18

SANTA FE PETROLEUM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (Unaudited)

	2015	2014
	(Unaudited)	(Audited)
Revenue
Oil and Gas Revenue	$5,820	$15,457
Gain on Sale of Oil and Gas Lease	—	22,525
Total Revenue	5,820	37,982
Costs and expenses
Lease operating expenses	3,765	4,727
Production taxes	269	714
Depletion expense	6,646	9,000
Compensation	100,300	—
Professional	119,221	13,874
Other	26,128	7,978
Derivative expense (income)	(26,053)	6,826
Interest Expense	62,866	1,000
Total expenses	293,142	44,119
Net loss	$(287,322)	$(6,137)
Basic and diluted loss per share	$(0)	$—
Basic and diluted weighted average
shares outstanding	105,818,068	88,769,294

See accompanying notes to consolidated financial statements.

F-19

SANTA FE PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (Unaudited)

	2015	2014
Cash Flows From Operating Activities:
Net Loss	$(287,322)	$(6,137)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock issued for compensation and interest	88,339	12,280
Derivative expense (Income)	(26,053)	6,826
Depletion	6,646	9,000
Gain on sale of oil and gas lease	—	(22,525)
Changes in operating assets and liabilities:
Accounts receivable	345	(660)
Accounts payable	50,116	6,137
Accounts payable, related parties	100	(15,111)
Accrued liabilities	14,766	1,000
Net Cash Used By Operating Activities	(153,063)	(9,190)
Cash Flows from Investing Activities:
Purchase of non-producing leases	(19,332)	—
Net Cash Provided by Investing Activities	(19,332)	—
Cash Flows from Financing Activities:
Notes payable borrowings, net	390,887	—
Sale of common stock	63,200	—
Proceeds from Sale of Oil and Gas Leases	—	9,250
Net Cash Provided by Financing Activities	454,087	9,250
Net Increase in Cash	281,692	60
Cash at Beginning of Year	119	402
Cash at Quarter End	$281,811	$462
Supplemental disclosure of cash flow information:
Income taxes paid	$—	$—
Cash interest paid	$—	$—

See accompanying notes to consolidated financial statements.

F-20

SANTA FE PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014 (Unaudited)

	2015	2014
Supplemental disclosure of non-cash investing and financing activities:
Note payable converted into common stock	$—	$18,950
Stock subscription receivable	$7,000	$—
Derivative liability on note conversions	$—	$31,600
Non-producing oil and gas lease	$1,000	$—

See accompanying notes to consolidated financial statements.

F-21

Santa Fe Petroleum, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the Six Months Ended June 30, 2015 and 2014

(Unaudited)

Note 1 - Nature of Operations

On May 10, 2012, Santa Fe Petroleum, Inc., f/k/a Baby All Corp., a Delaware corporation (the “we,” “us,” “our,” or the “Company”), entered into a Share Exchange Agreement (the “Exchange Agreement”), with Santa Fe Operating, Inc., a Delaware corporation engaged in the exploration and production of oil and gas (“SFO”), Tom Griffin, an individual, on behalf of the holders (the “SFO Shareholders”) of 100% of the issued and outstanding common stock of SFO (the “SFO Stock”), and Efrat Schwartz, an individual and the holder of a majority of the issued and outstanding shares of our common stock, par value $0.0001 per share (the “Common Stock”). Pursuant to the Exchange Agreement, each SFO Shareholder was issued one share of Common Stock in exchange for each of such SFO Shareholder’s shares of SFO Stock (the “Exchange”). Pursuant to the terms of the Exchange Agreement, the Exchange closed on May 20, 2012, (the “Closing Date”). As a result, (i) we issued an aggregate of 33,478,261 shares of Common Stock to the SFO Shareholders; (ii) we issued warrants to purchase an aggregate of 6,764,856 shares of Common Stock to the SFO Shareholders, at an exercise price of $0.50 per share; and (iii) SFO became our wholly-owned subsidiary.

We were incorporated in Delaware on November 30, 2010.  Prior to the Exchange, our business plan was to seek third party entities interested in licensing the rights to manufacture and market the patent design of an infant medicine dispenser. Due to a lack of funds, we were not able to commence operations under the infant medicine dispenser business plan and were in the development stage at the time of the Exchange.

As the result of the Exchange, we are now engaged in the acquisition, exploration, and development of oil and gas properties. In addition to the development of our existing property interests, we intend to acquire additional oil and gas interests in the future. Our management believes that our future growth will primarily occur through the acquisition of additional oil and gas properties following extensive due diligence. We also may elect to proceed through collaborative agreements and joint ventures in order to share expertise and reduce operating expenses with other experts in the oil and gas industry. The analysis of new property interests will be undertaken by or under the supervision of our management and our board of directors (our “Board”). Although the oil and gas industry is currently very competitive, our management believes that many undervalued prospective properties remain available for acquisition purposes. For accounting purposes, the Exchange Agreement was accounted for as a reverse merger, since the SFO Shareholders collectively beneficially owned approximately 84.8% of the Common Stock immediately after the Exchange.

The Company formally changed its name from Baby All Corp. to Santa Fe Petroleum, Inc. on May 17, 2012.

F-22

Santa Fe Petroleum, Inc. and Subsidiaries

Notes to the Consolidated Financial Statements

For the Six Months Ended June 30, 2015 and 2014

(Unaudited)

Note 2 - Going Concern and Liquidity

As reflected in the accompanying consolidated financial statements, the Company had a net loss of $287,322 for the six months ended June 30, 2015. Additionally, at June 30, 2015, the Company had cash of $281,811, a working capital deficit of $1,128,137 and an accumulated deficit of $4,437,250, which has a material impact on the Company’s financial condition and operations.

Our accumulated losses and lack of working capital pose risks to our business and stockholders by:

•	making it more difficult for us to satisfy our obligations;

•	impeding us from obtaining additional financing in the future for working capital, capital expenditures and general corporate purposes; and

•	making us more vulnerable to a downturn in our business and limit our flexibility to plan for, or react to, changes in our business.

The time required for us to become profitable is highly uncertain, and we cannot assure you that we will achieve or sustain profitability or generate sufficient cash flow from operations to meet our planned capital expenditures and working capital requirements. Our ability to obtain additional financing from other sources also depends on many factors beyond our control, including the state of the capital markets and the prospects for our business. The necessary additional financing may not be available to us or may be available only on terms that would result in further dilution to the current owners of our common stock.

The accompanying consolidated financial statements do not include any adjustments to reflect the possible effects on recoverability and classification of assets or the amount and classification of liabilities which may result from the inability of the Company to continue as a going concern.

Note 3 – Basis of Presentation

In the opinion of management, the accompanying consolidated balance sheets and related consolidated statements of operations, cash flows, and stockholders’ deficit include all adjustments, consisting of normal recurring items, necessary for their fair presentation in conformity with accounting principles generally accepted in the United States of America for interim period reporting in conjunction with the instructions to Form 10-Q Rule 10-01 of Regulation S-X. Accordingly, these statements do not include all of the information required by GAAP. In the opinion of management, the condensed consolidated financial statements include the adjustments and accruals, all of which are of a normal recurring nature, which are necessary for a fair presentation of the results for the interim periods. These interim results are not necessarily indicative of results for a full year. These unaudited condensed consolidated financial statements should be read in connection with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10 for the year ended December 31, 2014.

F-23

Note 4 – Notes Payable

From February 20, 2015 to June 30, 2015 the Company borrowed $400,020 from four individuals. The maturity dates of the four notes vary in length from twelve (12) to thirty six (36) months and all notes accrue interest at 8% per annum. These notes payable are reflected as current liabilities, as management has determined that they will be repaid within a twelve month period.

F-24